Filed Pursuant to Rule 424(b)(3)

Registration No.: 333-216155

August 29, 2019

MEDIGUS LTD.

PROSPECTUS SUPPLEMENT NO. 3

TO PROSPECTUS DATED APRIL 13, 2018

This prospectus supplement supplements our prospectus dated April 13, 2018, or the Prospectus, relating to the offer and sale of 573,215 American Depositary Shares, or ADSs, representing 11,464,300 ordinary shares, par value NIS 1.00 per share, or the Ordinary Shares, which are issuable upon the exercise of 535,715 outstanding Series A warrants and 37,500 warrants issued to the placement agent in our public offering, or the Placement Agent Warrants, which closed on March 29, 2017, pursuant to a prospectus dated March 23, 2017.

Each four Series A warrants is exercisable into one American Depository Share, or ADS, representing 20 ordinary shares, at an exercise price of $14 per ADS, collectively, the Series A Warrants. Series A Warrants are exercisable either immediately (or, at the election of the purchaser, six months following the issuance date) and until five years from the date on which they were issued. Each four Placement Agent Warrants are exercisable into one ADS, immediately and until five years from the date on which it was issued at an exercise of $17.5 per ADS.

We will receive all of the proceeds from the exercise of the Series A Warrants and the Placement Agent Warrants, collectively the Warrants.

We will not receive any proceeds from any such sale of the ADS to be issued as a result of the exercise of the Warrants.

This prospectus supplement is being filed to include the information set forth in the Immediate Report on Form 6-K furnished on August 29, 2019, with the U.S. Securities and Exchange Commission, which is set forth below. This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement.

The ADSs trade on The Nasdaq Capital Market, or Nasdaq, under the symbol “MDGS.” On August 28, 2019, the last reported sale price of the ADSs on Nasdaq was $1.96 per ADS. Our ordinary shares trade on the Tel Aviv Stock Exchange Ltd., or TASE, under the symbol “MDGS.” On August 28, 2019, the last reported sale price of our ordinary shares on the TASE was NIS 0.356, or $0.1 per share (based on the exchange rate reported by the Bank of Israel on such date). There is currently no established public trading market for the Series A Warrants. The Series A Warrants are not and will not be listed for trading on any national securities exchange.

Investing in our securities involves a high degree of risk. Before investing in any of our securities, you should read the discussion of material risks in investing in our common stock. See “Risk Factors” on page 12 of the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

On August 29, 2019, we published our unaudited condensed consolidated interim financial statements, together with our operating and financial review, as of June 30, 2019, and for the six months then ended, both of which are presented herein below.

MEDIGUS LTD.

INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

AS OF JUNE 30, 2019

MEDIGUS LTD.

TABLE OF CONTENTS

Page
Interim Condensed Consolidated Financial Statements – in US Dollars (USD) in thousands
Interim Condensed Consolidated Balance Sheets	F-2 – F-3
Interim Condensed Consolidated Statements of Loss and Other Comprehensive Loss	F-4
Interim Condensed Consolidated Statements of Changes in Shareholders’ Equity	F-5 – F-7
Interim Condensed Consolidated Statements of Cash Flows	F-8 – F-9
Notes to the Interim Condensed Consolidated Financial Statements	F-10 – F-16

MEDIGUS LTD.

INTERIM CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
	2019	2018
	Unaudited	Audited
	USD in thousands
Assets

CURRENT ASSETS:
Cash and cash equivalents	8,787	10,625
Accounts receivables - trade	28	24
Other current assets	365	404
Inventory	389	81
	9,569	11,134

NON-CURRENT ASSETS:
Property and equipment, net	83	90
Intangible assets, net	12	15
	95	105

TOTAL ASSETS	9,664	11,239

The accompanying notes are an integral part of these interim condensed consolidated financial statements.

MEDIGUS LTD.

INTERIM CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
	2019	2018
	Unaudited	Audited
	USD in thousands
Liabilities and equity

CURRENT LIABILITIES:
Accounts payables – trade	147	190
Customer advance payment	814	231
Other current liabilities	663	941
	1,624	1,362
NON-CURRENT LIABILITIES:
Customer advance payment	-	118
Warrants at fair value	1,594	1,601
Retirement benefit obligation, net	5	79
	1,599	1,798
TOTAL LIABILITIES	3,223	3,160

SHAREHOLDERS’ EQUITY:
Ordinary share capital	20,924	20,924
Share premium	49,121	48,942
Other capital reserves	679	692
Accumulated deficit	(64,283)	(62,479)
TOTAL SHAREHOLDERS’ EQUITY	6,441	8,079

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	9,664	11,239

The accompanying notes are an integral part of these interim condensed consolidated financial statements.

MEDIGUS LTD.

INTERIM CONDENSED CONSOLIDATED STATEMENTS OF LOSS AND
OTHER COMPREHENSIVE LOSS

	Six months ended		Year ended
	June 30,		December 31
	2019	2018	2018
	Unaudited		Audited
	USD in thousands
Revenues:
Products	59	121	219
Services	85	-	217
	144	121	436
Cost of revenues:
Products	157	65	164
Services	85	-	115
Inventory impairment	-	144	328
	242	209	607

Gross loss	(98)	(88)	(171)
Research and development expenses	471	962	1,809
Sales and marketing expenses	232	502	1,354
General and administrative expenses	1,168	720	3,338
Operating loss	(1,969)	(2,272)	(6,672)
Profit from changes in fair value of warrants issued to investors	7	25	148
Financial income (expenses) in respect of deposits, bank commissions and exchange differences, net	154	33	(54)
Financial income, net	161	58	94
Loss before taxes on income	(1,808)	(2,214)	(6,578)
Taxes benefit (Taxes on income)	4	(15)	(20)
Total comprehensive loss for the period	(1,804)	(2,229)	(6,598)

Basic and diluted loss per ordinary share	(0.02)	(0.12)	(0.16)

Weighted average number of ordinary shares outstanding used to compute (in thousands) -

Basic and diluted loss per ordinary share	75,932	19,179	41,988

The accompanying notes are an integral part of these interim condensed consolidated financial statements.

MEDIGUS LTD.

INTERIM CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

	Equity attributed to the owners of the Company
	Ordinary shares	Share premium	Capital reserves from options granted	Capital reserves from transactions with controlling shareholders	Currency translation differences	Accumulated deficit	Total shareholders’ equity
	Unaudited
	USD in thousands
BALANCE AS OF JANUARY 1, 2019 (Audited)	20,924	48,942	1,271	538	(1,117)	(62,479)	8,079
CHANGES DURING THE SIX-MONTH PERIOD ENDED JUNE 30, 2019:

Total comprehensive loss for the period						(1,804)	(1,804)

TRANSACTIONS WITH SHAREHOLDERS:
Stock-based compensation in connection with options granted to employees and service providers			166				166
Expiration of options granted previously to employees and service providers		179	(179)				-
TOTAL TRANSACTIONS WITH SHAREHOLDERS		179	(13)				166
BALANCE AS OF JUNE 30, 2019	20,924	49,121	1,258	538	(1,117)	(64,283)	6,441

The accompanying notes are an integral part of these interim condensed consolidated financial statements.

MEDIGUS LTD.

INTERIM CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

	Equity attributed to the owners of the Company
	Ordinary shares	Share premium	Capital reserves from options granted	Capital reserves from transactions with controlling shareholders	Currency translation differences	Warrants	Accumulated deficit	Total equity
	Unaudited
	USD in thousands
BALANCE AS OF JANUARY 1, 2018 (Audited)	5,292	55,040	909	538	(1,117)	730	(55,881)	5,511
CHANGES DURING THE SIX-MONTH PERIOD ENDED JUNE 30, 2018:

Total comprehensive loss for the period							(2,229)	(2,229)

TRANSACTIONS WITH SHAREHOLDERS:
Stock-based compensation in connection with options granted to employees and service providers			77					77
Expiration of options granted previously to employees and service providers		105	(105)					-
TOTAL TRANSACTIONS WITH SHAREHOLDERS		105	(28)					77
BALANCE AS OF JUNE 30, 2018	5,292	55,145	881	538	(1,117)	730	(58,110)	3,359

The accompanying notes are an integral part of these interim condensed consolidated financial statements.

MEDIGUS LTD.

INTERIM CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

	Shareholders’ equity attributed to the owners of the Company
	Ordinary shares	Share premium	Capital reserves from options granted	Capital reserves from transactions with controlling shareholders	Currency translation differences	Warrants	Accumulated deficit	Total shareholders’ equity
	USD in thousands

BALANCE AS OF JANUARY 1, 2018	5,292	55,040	909	538	(1,117)	730	(55,881)	5,511

TOTAL COMPREHENSIVE LOSS FOR THE YEAR							(6,598)	(6,598)

TRANSACTIONS WITH SHAREHOLDERS:
Issuance of shares and warrants	3,179	(1,823)	630					1,986
Exercise of warrants, net	12,453	(5,430)						7,023
Stock-based compensation in connection with options granted to employees and service providers			157					157
Expiration of options and warrants		1,155	(425)			(730)		-
TOTAL TRANSACTIONS WITH SHAREHOLDERS	15,632	(6,098)	362			(730)		9,166
BALANCE AS OF DECEMBER 31, 2018	20,924	48,942	1,271	538	(1,117)	-	(62,479)	8,079

The accompanying notes are an integral part of these interim condensed consolidated financial statements.

MEDIGUS LTD.

INTERIM CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six months ended
	June 30,
	2019	2018
	Unaudited
	USD in thousands
CASH FLOWS FROM OPERATING ACTIVITIES:
Cash flows used in operations (see Appendix)	(2,013)	(2,304)
Interest received	56	36
Income tax paid	(3)	(6)
Net cash flow used in operating activities	(1,960)	(2,274)

CASH FLOWS FROM INVESTING ACTIVITIES:
Withdrawal of short-term deposits	-	3,498
Purchase of property and equipment	(1)	-
Purchase of intangible assets	-	(4)
Net cash flow generated from (used in) investing activities	(1)	3,494

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(1,961)	1,220
BALANCE OF CASH AND CASH EQUIVALENTS AT THE BEGINNING OF THE PERIOD	10,625	2,828
GAIN (LOSS) FROM EXCHANGE DIFFERENCES ON CASH AND CASH EQUIVALENTS	123	(16)
BALANCE OF CASH AND CASH EQUIVALENTS AT THE END OF THE PERIOD	8,787	4,032

The accompanying notes are an integral part of these interim condensed consolidated financial statements.

MEDIGUS LTD.

INTERIM CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

Appendix to the condensed consolidated statements of cash flows:
	Six months ended
	June 30,
	2019	2018
	Unaudited
	USD in thousands
Net cash used in operations:
Loss for the period before taxes on income	(1,808)	(2,214)
Adjustment in respect of:
Retirement benefit obligation, net	(74)	(3)
Loss (gain) from exchange differences on cash and cash equivalents	(123)	16
Inventory impairment	-	144
Depreciation	8	18
Amortization	3	4
Interest received	(56)	(36)
Profit on change in the fair value of warrants issued to investors	(7)	(25)
Stock-based compensation in connection with options granted to employees and service providers	166	77

Changes in operating asset and liability items:
Increase in accounts receivable - trade	(4)	(23)
Decrease (increase) in other current assets	39	(55)
Decrease in accounts payables - trade and customer advance payment	(161)	(124)
Increase (decrease) in other current liabilities	312	(114)
Decrease (increase) in inventory	(308)	31
Net cash used in operations	(2,013)	(2,304)

The accompanying notes are an integral part of these interim condensed consolidated financial statements.

MEDIGUS LTD.

NOTES TO THE INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - GENERAL:

a.	Medigus Ltd. (the “Company”) was incorporated in Israel on December 9, 1999 and is resident in Israel. The address of its registered office is P.O. Box 3030, Omer, 8496500.

On July 22, 2007 the Company established a wholly owned subsidiary, MEDIGUS USA LLC, in the USA (hereinafter - the “Subsidiary”).

The Subsidiary has not been engaged in any business activities until October 2013.

On October 1, 2013, the Company and its Subsidiary entered into an inter-company agreement whereby the Subsidiary provides services to the Company in consideration for a reimbursement of its costs plus a reasonable premium.

On January 3, 2019, the Company established a wholly owned subsidiary in Israel under the name ScoutCam Ltd., or ScoutCam. ScoutCam was incorporated as part of a reorganization of the Company intended to distinguish the Company’s miniaturized imaging business, or the micro ScoutCam™ portfolio, from the other operations of the Company and to enable the Company to form a separate business unit with dedicated resources focused on the promotion of such technology. As such the Company completed the transfer of all of the Company’s assets and intellectual property related to the Company’s miniaturized imaging business into ScoutCam.

In the recent months, the board of directors of the Company has materially changed Company’s business model, adjusted the Company exclusive focus on the medical device industry to include other industries, abandoned the strategy to commercialize the MUSE™ System, transferred ScoutCam activity into Company’s subsidiary, and assessing several new ventures.

Recently, the Company’s board of directors has determined to examine potential opportunities to sell our MUSE™ technology, or alternatively grant a license or licenses for the use of the MUSE™ technology.

b.	On June 3, 2019, the Company signed on a $3 million agreement with Golden Grand for the know-how licensing and sale of goods for Medigus Ultrasonic Surgical Endostapler (MUSE™) system in China, Hong Kong, Taiwan and Macao. Golden Grand (Shanghai Golden Grand-Medical Instruments Ltd.) has been Medigus’s distributor of the Ultrasonic Surgical Endostapler (MUSE™) systems in China since 2015. Under the terms of the agreement, for the license, training services and goods sold, Golden Grand will pay Company the consideration in four installments until the assembly of a production line in China is completed. An advanced payment amounting to approximately $600 thousand was received during June 2019. The payment are subject to millstones as defined in the agreement.

MEDIGUS LTD.

NOTES TO THE INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - GENERAL (continued):

c.	Since incorporation through June 30, 2019, Medigus, Subsidiary and ScoutCam, or the Group, has accumulated deficit of approximately $64.3 million and its activities have been funded mainly by its shareholders. The Group’s cash and cash equivalents as of June 30, 2019, will allow the Group to fund its operating plan through at least the next 12 months. However, the Group expects to continue to incur significant research and development and other costs related to its ongoing operations and in order to continue its future operations, the Group will need to obtain additional funding until becoming profitable.

NOTE 2 - BASIS FOR PREPARATION OF THE INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS:

a.

The Group’s interim condensed consolidated financial information as of June 30, 2019, and for the six month interim periods ended on that date (hereinafter - “The Interim Financial Information”) has been prepared in accordance with the guidance of IAS 34 ‘Interim Financial Reporting’.

The Interim Financial Information has been prepared on the basis of the accounting policies adopted in the Group’s audited consolidated financial statements for the year ended December 31, 2018 (“Annual Financial Statements”), which were prepared in accordance with International Financial Reporting Standards which are standards and interpretations thereto issued by the International Accounting Standard Board (hereinafter “IFRS”). This Interim Financial Information should be read in conjunction with the 2018 Annual Financial Statements and notes thereto issued on March 28, 2019.

The Interim Financial Information is unaudited, does not constitute statutory accounts and does not contain all the information and footnotes required by accounting principles generally accepted under International Financial Reporting Standards for annual financial statements.

These interim condensed consolidated financial statements were approved on August 29, 2019.

b.	Estimates

The preparation of the interim condensed consolidated financial statements requires the Group’s management to exercise judgment and also requires use of accounting estimates and assumptions that affect the application of the Group’s accounting policies and the reported amounts of assets, liabilities, revenues and expenses. Actual results could differ from those estimates.

In the preparation of these interim condensed consolidated financial statements, the significant judgments exercised by management in the application of the Group’s accounting policies and the uncertainty involved in the key sources of those estimates were identical to the ones used in the Group’s 2018 Annual Financial Statements.

MEDIGUS LTD.

NOTES TO THE INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 - BASIS FOR PREPARATION OF THE INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (continued):

c.	Amendments to existing standards which become effective since 2019:

International Financial Reporting Standard 16 “Leases” (hereafter – “IFRS 16”).

IFRS 16, Leases, which replaces the current guidance in IAS 17. IFRS 16 requires lessees, with certain exceptions, to recognize a lease liability reflecting future lease payments and a ‘right-of-use asset’ for lease contracts. The standard is effective for annual periods beginning on or after January 1, 2019. The Group has assessed IFRS 16’s potential impacts on its consolidated financial statements and concluded that the implementation did not have a material effect.

As part of the first-time application of the standard, the Company has elected to apply the following practical expedients:

For leases in which the Company is the lessee, not to recognize a right-of-use asset and a lease liability in respect of leases whose lease period ends within 12 months of the date of initial application.

NOTE 3 - FINANCIAL INSTRUMENTS AND FINANCIAL RISK MANAGEMENT

Estimates of fair value

Financial instruments are measured at fair value, according to valuation methods. Inputs for the asset or liability that are not based on observable market data (unobservable inputs) (Level 3).

The following table presents the group’s financial liabilities measured at fair value, net of unrecognized Day 1 Loss:

	June 30, 2019			December 31, 2018
	Level 1	Level 3	Total	Level 1	Level 3	Total
	USD in thousands
Financial liabilities at fair value through profit or loss -
Fair value of warrants	1,503	340	1,843	1,504	444	1,948
Unrecognized Day 1 loss	-	(249)	(249)	-	(347)	(347)
Warrants, net	1,503	91	1,594	1,504	97	1,601

MEDIGUS LTD.

NOTES TO THE INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4 - INVENTORY:

Composed as follows:

	June 30,	December 31,
	2019	2018
	Unaudited	Audited
	USD in thousands
Current assets:
Raw materials and supplies	38	38
Work in progress	351	43
Finished goods	24	24
Provision for impairment	(24)	(24)
	389	81

Non-current assets:
Raw materials and supplies	589	589
Finished goods	12	12
Provision for impairment of raw materials and supplies	(601)	(601)
	-	-

NOTE 5 - REVENUES:

a.	Revenues by product:

	Six month ended		Year ended
	June 30,		December 31,
	2019	2018	2018
	Unaudited		Audited
	USD in thousands
MUSE™ system and related equipment	-	21	44
Miniature camera and related equipment	59	100	175
Development and other services	85	-	217
Total	144	121	436

MEDIGUS LTD.

NOTES TO THE INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5 – REVENUES (continued):

b.	Major customers

Set forth below is a breakdown of Company’s revenue by major customers (major customer –revenues from these customers constitute at least 10% of total revenues in a certain year):

	Six month ended		Year ended
	June 30,		December 31,
	2019	2018	2018
	USD in thousands
Customer A	85		134

Customer B		5	92

Customer C		13

Customer D		21

Customer E		16

NOTE 6 - TRANSACTIONS WITH RELATED PARTIES:

“Related Parties” – As defined in IAS 24 – ‘Related Party Disclosures” (hereinafter- “IAS 24”)

Key management personnel of the Company - included together with other entities, in the said definition of “Related Parties” mentioned in IAS 24, include some members of senior management.

a.	Transactions with related parties:

	Six month ended		Year ended
	June 30		December 31
	2019	2018	2018
	Unaudited		Audited
	USD in thousands
Payroll and related expenses to the Chief Executive Officer of the Company (*)	85
Payroll and related expenses to the former Chief Executive Officer of the Company (*)	128	195	621
Compensation to the directors of the Company, all not employed by the Company (*)	186	39	131

*	Includes granted options benefit

Indemnification, exemption and insurance for directors and officers of the Company

a.	The Company provides its directors and officers with an obligation for indemnification and exemption.

b.	The Company maintains an active Directors and Officers’ insurance policy. The annual premium of the current policy was $175 thousand, such policy provide a coverage of $10 million with various deductible amounts not exceeding $750 thousand based on the claim geographic region.

b.	Balances with related parties:

	June 30,	December 31,
	2019	2018
	Unaudited	Audited
	USD in thousands
Current liabilities, presented in the balance sheets among “accounts payable and accruals”:
Directors fee	63	25
Chief Executive Officer fee and bonus provision	68	-
Provision for bonus and for termination of former Chief Executive Officer of the Company	-	246
	131	271

MEDIGUS LTD.

NOTES TO THE INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7 - SUBSEQUENT EVENTS:

a.	On July 25, 2019 the Company held an Annual General Meeting of Shareholders (the “Meeting”). At the Meeting, the shareholders of the Company approved, among other things:

a.	An amendment to the Company’s articles of association.

b.	An increase of the authorized share capital of the Company by an additional NIS 83,000,000, such that the authorized share capital increased to NIS 250,000,000, consisting of 250,000,000 ordinary shares par value NIS 1.00 each.

c.	A monthly consulting retainer in the amount of $10,000 to the Chairman of the board of directors of ScoutCam.

d.	Compensation term of the Company’s new CEO:

1.	A monthly consulting fee of NIS 36,000 for 80% position.

2.	An annual cash bonus of up to NIS 215,000.

3.	An option grant to purchase up to 1,250,000 Ordinary Shares of the Company (the “Options”), in accordance with the following terms: (i) the Options shall vest over a period of four (4) years commencing April 1, 2019, 25% of the Options shall vest on the first anniversary, and 75% of the Options shall vest on a quarterly basis over a period of three years thereafter; (ii) the term of the Options shall be of six (6) years from the date of grant, unless they have been exercised or cancelled in accordance with the terms of and conditions of the applicable incentive plan of the Company, (iii) unless previously exercised or cancelled, the Options may be exercised until 180 days from the date of termination of the service, (iv) the exercise price per share of the Options shall be NIS 0.59, (v) the Options’ grant shall be in accordance and pursuant to Section 102 of the Income Tax Ordinance [New Version], and (vi) the Options shall be accelerated upon the closing of a material transaction, resulting in change of control of the Company.

MEDIGUS LTD.

NOTES TO THE INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7 - SUBSEQUENT EVENTS (continued):

b.	On June 19, 2019 the Company signed an agreement with Algomizer Ltd., or Algomizer and its wholly-owned subsidiary Linkury Ltd., together, the Algomizer Group, for an investment of approximately $5 million in Algomizer Group. According to the agreement Medigus invested NIS 5.4 million directly in Algomizer, which is engaged in field of internet advertising technology. Medigus invested an additional NIS 9 million through a direct acquisition of the shares of Linkury Ltd. from Algomizer. Medigus invested an additional $1 million in Algomizer through equity exchange by issuing Algomizer American Depositary Shares (ADRs) at a price of $3 per ADR. In addition, Medigus issued Algomizer warrants to purchase ADRs in an amount equal to the ADRs issued to Algomizer, at an exercise price of $4 per ADR. As part of the investment, Algomizer issued Medigus warrants to purchase Algomizer shares in an amount equal to the shares purchased by Medigus in the transaction at an exercise price of NIS 5.25 per share. Medigus is also entitled, for a period of three years following the closing of the investment, to convert any and all of its Linkury Ltd. shares into Algomizer shares with a 20% discount over the average share price of Algomizer on TASE within the 60 trading days preceding the conversion. As part of the investment, Medigus appointed two directors to the board of directors of Algomizer. Medigus’ investment in Algomizer and Linkury Ltd. is based on a projection that Linkury Ltd.’s net profit for 2019 will be at least NIS 15 million. In the event that Linkury’s net income is less than NIS 15 million for 2019, Medigus will be issued with additional securities in Algomizer Group, adjusting the price per Algomizer Group securities to the actual net profit for 2019, and compensating Medigus for the difference between the actual net profit and the target net profit for 2019. The investment is subject to certain pre-conditions.

Two of the Company’s members of the board of directors hold less than 5% each in Algomizer Ltd. Furthermore, the same directors hold less than 5% each in a subsidiary company of Algomizer Ltd.

To the best of the Company’s knowledge, Algomizer Ltd. intends to use the investment funds to finance its ongoing operations and for an early repayment of a loan previously organized and partially provided by an affiliated company related to one of Company’s shareholders or by such shareholder in connection with the acquisition of Linkury.

Medigus Ltd.

Operating and Financial Review as of June 30, 2019, and for the six months then ended

The information contained in this section should be read in conjunction with (1) our unaudited interim condensed consolidated financial statements as of June 30, 2019, and for the six months then ended and related notes included in this report and (2) our audited consolidated financial statements as of December 31, 2018, and for the year then ended and related notes, which embedded within our 2018 Form 20-F filed with the Securities and Exchange Commission on March 28, 2019, or the annual report, and the other information contained in such annual report. Factors that could cause our actual results in the future to differ from our expectations or projections include the risks and uncertainties relating to our business described in our annual report under the heading “Risk Factors”.

Overview

In the recent months, the board of directors of the Company has materially changed the Company’s business model, adjusted the Company exclusive focus on the medical device industry to include other industries, abandoned the strategy to commercialize the MUSE™ System, to examine potential opportunities to sell our MUSE™ technology, or alternatively grant a license or licenses for the use of the MUSE™ technology, transferred ScoutCam activity into Company’s subsidiary, and assessing several new ventures.

As part of our board of directors decision to examine potential opportunities to sell our MUSE™ technology, or alternatively grant a license or licenses for the use of the MUSE™ technology, our board of directors has reexamined the efforts and resources currently invested by us in our MUSE™ technology distribution agreements as well as the revenues obtained through such agreements in order to assess their financial viability. As a result of this analysis, our board of directors resolved to terminate our distribution agreements, except for our distribution in China, in order to redirect our resources to securing licensing agreements, which may in turn generate significant income in the short term, reduce operating expenses and lower the Company’s cash burn rate.

Also, the board of directors has resolved to take steps to reduce the expenses of the Company.

Following the decisions above:

a)	On January 3, 2019, the Company established a wholly owned subsidiary in Israel under the name ScoutCam. ScoutCam was incorporated as part of a reorganization of the Company intended to distinguish the Company’s miniaturized imaging business, or the micro ScoutCam™ portfolio, from the other operations of the Company and to enable the Company to form a separate business unit with dedicated resources focused on the promotion of such technology. ScoutCam began business activities in March 2019.

b)	The Company decided to abandon the MUSE™ operation, as a result of this the Company has ceased the Research and Development and the Sales and Marketing activities related to the MUSE™, including: reduction in human resources, registry and clinical activities, and etc.

c)	On June 3, 2019, the Company signed on a $3 million agreement with Golden Grand for the know-how licensing and sale of goods for Medigus Ultrasonic Surgical Endostapler (MUSE™) system in China, Hong Kong, Taiwan and Macao. Golden Grand (Shanghai Golden Grand-Medical Instruments Ltd.) has been Medigus’s distributor of the Ultrasonic Surgical Endostapler (MUSE™) systems in China since 2015. Under the terms of the agreement, for the license, training services and goods sold, Golden Grand will pay us the consideration in four installments until the assembly of a production line in China is completed.

d)	On June 19, 2019 the Company signed an agreement with Algomizer Ltd. or Algomizer and its wholly-owned subsidiary Linkury Ltd., together the Algomizer Group for an investment of approximately $5 million in Algomizer Group. According to the agreement Medigus invested NIS 5.4 million directly in Algomizer, which is engaged in field of internet advertising technology. Medigus invested an additional NIS 9 million through a direct acquisition of the shares of Linkury Ltd. from Algomizer. Medigus invested an additional $1 million in Algomizer through equity exchange by issuing Algomizer American Depositary Shares (ADRs) at a price of $3 per ADR. In addition, Medigus issued Algomizer warrants to purchase ADRs in an amount equal to the ADRs issued to Algomizer, at an exercise price of $4 per ADR. As part of the investment, Algomizer issued Medigus warrants to purchase Algomizer shares in an amount equal to the shares purchased by Medigus in the transaction at an exercise price of NIS 5.25 per share. As part of the investment, Medigus appointed two directors to the board of directors of Algomizer. The investment is subject to certain pre-conditions.

Revenues

Revenues for the six months ended June 30, 2019, were $144,000, an increase of $23,000, or 19%, compared to $121,000 for the six months ended June 30, 2018.

The table below set forth our revenues by product for the periods presented:

	Six month ended
	June 30, 2019		June 30, 2018
U.S. dollars; in thousands	Unaudited
MUSETM system and related equipment	-	-	21	17%
Miniature camera and related equipment	59	41%	100	83%
Development and other services	85	59%	-	-
Total	144	100%	121	100%

The increase in revenues was primarily due to services provided to a customer (see Customer “A” in note 5b to our financial statement), in the amount of $85,000 which was recorded during the six months ended June 30, 2019.

Cost of revenues and inventory impairment

Cost of revenues for the six months ended June 30, 2019, were $242,000, an increase of $33,000, or 16%, compared to cost of revenues and inventory impairment of $209,000 for the six months ended June 30, 2018. The increase was primarily due to:

a)	Increase in payroll expenses, as result of reduction on research and development activities (as described at “Overview”) and allocating employees salaries from research and development line item to the cost of revenues line item due to the nature of their current work.

b)	Partially offset by last year $144,000 inventory impairment.

Gross Loss

Gross loss for the six months ended June 30, 2019, was $98,000, an increase of $10,000, compared to gross loss of $88,000 for the six months ended June 30, 2018. The increase was primarily due to the reasons mentioned above.

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Research and Development Expenses

Research and development expenses for the six months ended June 30, 2019, were $471,000, a decrease of $491,000, or 51%, compared to $962,000 for the six months ended June 30, 2018. The decrease was primarily due to the decision of the company to cease the MUSE™ operation (as described at the “Overview”) which resulted mainly by decrease on salary expenses, acquisition of materials and services rendered to the company for research and development activities.

Sales and Marketing Expenses

Sales and marketing expenses for the six months ended June 30, 2019, were $232,000, a decrease of $270,000, or 54%, compared to $502,000 for the six months ended June 30, 2018. The decrease was primarily due to the decision to abandon the strategy to commercialize the MUSE™ system which resulted in a decrease on payroll expenses and reduction of our marketing activities.

General and Administrative Expenses

General and administrative expenses for the six months ended June 30, 2019, were $1,168,000, an increase of $448,000, or 62%, compared to $720,000 for the six months ended June 30, 2018. The increase was primarily due to an increase in the professional services due to:

a.	Stock-based compensation in connection with options granted to the new directors and new CEO.

b.	Appointment of CEO.

c.	Hiring new financial consultants.

d.	Increase on PR activities.

Operating loss

We incurred an operating loss of $1,969,000 for the six months ended June 30, 2019, a decrease of $303,000, or 13%, compared to operating loss of $2,272,000 for the six months ended June 30, 2018. The decrease in operating loss was due to $10,000 increase in gross loss, $491,000 decrease in research and development expenses, $270,000 decrease in sales and marketing expenses and offset by $448,000 increase in general and administrative expenses.

Loss and total comprehensive loss for the period

We incurred a loss and total comprehensive loss of $1,804,000 or negative $0.02 per basic and diluted ordinary share for the six months ended June 30, 2019, a decrease of $425,000, compared to a loss and total comprehensive loss of $2,229,000 or negative $0.12 per basic and diluted ordinary share, for the six months ended June 30, 2018.

Cash flows:

The Company held approximately $8.8 million in cash and cash equivalents as of June 30, 2019.

Net cash used in operating activities was approximately $2 million for the six months ended June 30, 2019, compared to net cash used in operating activities of approximately $2.3 million for the six months ended June 30, 2018.

Net cash generated from investing activities for the six months ended June 30, 2018 approximately $3.5 million and consisted primarily of withdrawal of short-term deposits.

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